Exhibit 14.1

                                BIOENVISION, INC.
                       CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

         Set forth herein is the Code of Business Conduct and Ethics adopted by Bioenvision, Inc. (collectively with its subsidiaries, the "Company"). This Code summarizes basic guiding principles and standards of conduct to guide all employees, directors and officers of the Company in meeting our goal to achieve the highest business and personal ethical standards as well as compliance with the laws and regulations that apply to our business. This Code covers a wide range of business practices and procedures, but it does not address every applicable law or respond to every ethical question or concern that may arise. All of our employees, directors and officers of the Company must conduct themselves accordingly in every aspect of our business and seek to avoid even the appearance of wrongdoing or improper behavior. Our standard has been, and will continue to be, to advance the highest standards of ethical conduct. We expect the Company's agents, consultants, contractors, suppliers and representatives to be guided by the principles and standards set forth in this Code.

         This Code does not supercede, but rather supplements existing Company policies and procedures already in place as stated in the Employee Manual and various other manuals of the Company. If employees have questions regarding any of the goals, principles, or standards discussed or policies or procedures referred to in this Code or are in doubt about the best course of action to take in a particular situation, the employee should contact the General Counsel or follow the compliance procedures set forth in Section 15 of this Code.

         Every director, officer and employee has a duty to adhere to this Code and those who violate the standards in this Code will be subject to disciplinary action which may include suspension or dismissal and/or the reporting of violative conduct to appropriate regulatory and criminal authorities. If you are in a situation which you believe may violate or lead to a violation of this Code, follow the guidelines described in Section 15 of this Code.

         1.   Compliance with Laws, Rules and Regulations


         Obeying the law, both in letter and in spirit, is the foundation on which this Company's ethical standards are built. All employees, directors and officers must respect and obey the laws of the cities, states and countries in which we operate and the rules and regulations applicable to the Company's business. Although not all employees are expected to know the details of these laws, rules and regulations, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel who should consult with the General Counsel as necessary or appropriate.

         Compliance with law does not obviate the need to act with the highest ethical standards.

         To promote compliance with laws, rules, regulations and the policies of the Company, including insider trading rules, other securities laws, and discriminatory harrassment prohibitions, the Company has established various compliance manuals and procedures and, where appropriate, has conducted information and training sessions.

         2.   Conflicts of Interest


         A "conflict of interest" exists when a person's personal private interest interferes in any way with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests in connection with or as a result of a material transaction or relationship that may make it difficult for him or her or others to perform work or make decisions objectively and effectively in the Company's interest. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees, officers, directors and their family members may create conflicts of interest.


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         It is almost  always a conflict  of  interest  for a Company  employee, director or officer to work simultaneously for a competitor, customer or supplier. Employees, directors and officers are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf.

         Conflicts of interest or material transactions or relationships involving potential conflicts of interest are prohibited as a matter of Company policy, except with the prior approval of the Audit Committee of the Board of Directors. You must not enter into, develop or continue any such material transaction or relationship without obtaining prior Audit Committee approval. Conflicts of interest or the material nature of a transaction or relationship may not always be clear-cut; if questions arise, you should consult with the General Counsel before entering into, developing or continuing a relationship or transaction that could reasonably be expected to give rise to a conflict of interest.

         Any employee, officer or director who becomes aware of a conflict of interest or a potential conflict of interest should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the compliance procedures described in Section 15 of this Code.

         3.   Insider Trading


         Employees, officers and directors who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal. Refer to the Company's policies related to Insider Trading and Handling Confidential Information for more information regarding the Company's policies and procedures with respect to trading in the Company's securities. If you have any questions, please consult the General Counsel.

         This guidance with respect to insider trading also applies to the trading in securities of other companies for which you receive information in the course of your employment with the Company.

         For further details, please see the Company's Insider Trading Policy which is included in the books and records of the Company at its principal executive offices.

         4.   Public Disclosure


         The Company is committed to providing full, fair, accurate, timely and understandable disclosure in the periodic reports and other information it files with the Securities and Exchange Commission (the "SEC") and in other public communications, such as press releases, earnings conference calls and industry conferences, made by the Company. In meeting such standards for disclosure, the Company's executive officers and directors shall at all times strive to comply with the Company's disclosure obligations and, as necessary, appropriately consider and balance the need or desirability for confidentiality with respect to non-public negotiations or other business developments. The Company's Chief Executive Officer and Chief Financial Officer are responsible for establishing effective disclosure controls and procedures and internal controls for financial reporting within the meaning of applicable SEC rules and regulations and the Company expects the Chief Executive Officer and the Chief Financial Officer to take a leadership role in implementing such controls and procedures and position the Company to comply with its disclosure obligations and otherwise meet the foregoing standards for public disclosure.

         No employee, officer or director should interfere with, hinder or obstruct the Company's efforts to meet the standards for public disclosure set forth above.

         5.   Corporate Opportunities


         Employees, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors. No employee, officer or director may use corporate property, information, or position for improper personal gain, and no employee may compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interest when the opportunity to do so arises.

         6.   Competition and Fair Dealing


         We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee, director and officer should endeavor to respect the rights of and deal fairly with the Company's customers, suppliers, competitors and employees. No employee, director or officer should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

         The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Company employee, officer, director, family member of any of the foregoing or agent unless it:

          o is not a cash gift,

          o is consistent with customary business practices,

          o is not excessive in value,

          o cannot be construed as a bribe or payoff and

          o does not violate any laws or rules or regulations.

         Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

         7.   Discrimination and Harassment


         The diversity of the Company's employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind - especially involving race, color, religion, gender, age, national origin, disability and veteran or marital status. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

         All of our employees deserve a work environment where they will be respected and we are committed to providing an environment that supports honesty, integrity, respect, trust and responsibility. All of our employees should contribute to the creation and maintenance of such an environment and our executive officers and management and supervisory personnel should take a leadership role in achieving a work environment that meets our diversity standards and is free from the fear of retribution. Refer to the Company's Employee Manual for more information.

         8.   Health and Safety


         The Company strives to provide each employee with a safe and healthful work environment. Each employee has a responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

         Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

         9.   Record-Keeping


         The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions.

         Many employees, officers and directors regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or the Chief Financial Officer of the Company. Refer to the Company's business travel policy for further information regarding business expenses.

         All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the Company's system of internal controls and generally accepted accounting practices and principles. No one should rationalize or even consider misrepresenting facts or falsifying records. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.

         Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to e-mail, internal memos, and formal reports. Records should always be retained or destroyed according to the Company's record retention policies. In accordance with those policies, in the event of litigation or governmental investigation or the threat of such litigation or investigation please consult the General Counsel before any action is taken to destroy or discard records.

         10.  Confidentiality


         Employees, directors and officers must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, except when disclosure is authorized by the General Counsel or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends. Refer to the Company's Employee Manual for more information.

         11.  Protection and Proper Use of Company Assets


         All employees, directors and officers should endeavor to protect the Company's property, electronic communications systems, information resources, facilities and equipment and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation pursuant to Section 15 of this Code. Company assets should not be used for non-Company business, although we recognize that incidental personal use may be permitted without adversely affecting the interests of the Company. Personal use of company assets must always be in accordance with Company policy. You should consult your supervisor for appropriate guidance and permission.

         The obligation of employees, directors and officers to protect the Company's assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

         12.  Payments to Government Personnel


         The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

         In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. You must consult with the General Counsel prior to conducting any such activities.

         13.  Waivers of the Code of Business Conduct and Ethics


         Any waiver of this Code for executive officers or directors may be made only by the Audit Committee of the Board of Directors and will be promptly disclosed as required by applicable securities law or stock exchange regulation.

         14.  Reporting any Illegal or Unethical Behavior; No Retaliation


         It is your obligation and ethical responsibility to help enforce this Code, and to that end, you should promptly report violations of this Code in accordance with the guidelines set forth in Section 15 of this Code. Employees, directors and officers are encouraged to talk to supervisors, managers or other appropriate personnel about observed or suspected illegal, improper or unethical behavior and when in doubt about the best course of action in a particular situation. You should know that reprisal, threats, retribution or retaliation against any person who has in good faith reported a violation or a suspected violation of law, this Code or other Company policies, or against any person who is assisting in any investigation or process with respect to such a violation, is both a violation of Company policy and is prohibited by a variety of state and federal civil and criminal laws including the Sarbanes-Oxley Act of 2002. Accordingly, it is the policy of the Company not to allow retaliation for reports of wrongdoing or misconduct by others made in good faith by employees. Employees, directors and officers are expected to cooperate in internal investigations of wrongdoing or misconduct.

         15. Compliance Procedures

         We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, you should keep in mind the following steps as you consider a particular problem or concern.

              (a) Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

              (b) Ask yourself: What specifically am I being asked to do or ignore? Does it seem illegal, unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

              (c) Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss your concerns.

              (d) Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question or concern, and will appreciate being brought into the decision-making process. Remember that it is your supervisor's responsibility to help solve problems. Supervisors are obligated to report violations of this Code to the General Counsel.

              (e) In the case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it with the General Counsel or, if any, the Director of Human Resources. If that also is not appropriate, call the Company's Chief Executive Officer.

              (f) Supervisors and Human Resource Department managers, if any, are obligated to report violations of this Code to the General Counsel.

              (g) Reports of violations of this Code or other complaints made to the persons referenced above will be reviewed by the General Counsel who shall either (i) conduct an investigation of the facts and circumstances as he deems appropriate and report his conclusions and remedial actions taken, if any, to senior management and the Audit Committee or (ii) report the alleged violation to the Audit Committee for further direction.

              (h) You may report violations of this Code in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

              (i) Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

         16.  Compliance Required

                  The matters covered in this Code are of the utmost importance to the Company, its shareholders and its business partners, and are essential to the Company's ability to conduct its business in accordance with its stated values. We expect all of our directors, officers, employees, agents, contractors, consultants and representatives to adhere to these rules in carrying out their duties for the Company.

         Any individual whose actions are found to violate these policies or any other policies of the Company will be subject to disciplinary action, up to and including immediate termination of employment or business relationship. Where the Company has suffered a loss, it may pursue its legal remedies against the individuals or entities responsible.

         17.  Administration

         No code, including this one, can cover all situations. Similarly, exceptional circumstances may occur which do not fit neatly within the guidelines of this Code or where strict application of this Code may not produce a fair result. Overall administration of this Code including its interpretation and amendment is under the authority of the Audit Committee of the Board.